EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of China Natural Resources Inc. for the registration of up to $100,000,000 common shares, preferred shares, debt securities, warrants and units and to the incorporation by reference therein of our report dated April 30, 2019, with respect to the consolidated financial statements of China Natural Resources, Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

November 12, 2019